Exhibit 5.1

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

Tel: +1.212.859.8000

Fax: +1.212.859.4000

www.friedfrank.com

August 5, 2020

RedBall Acquisition Corp.

667 Madison Avenue

New York, New York 10065

Re:	Registration Statement on Form S-1, File No. 333-240138

Ladies and Gentlemen:

We have acted as counsel to RedBall Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (Registration No. 333-240138) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended (the “Registration Statement”), relating to the registration of up to 57,500,000 units of the Company (the “Units”) (which amount includes up to 7,500,000 Units subject to the underwriters’ over-allotment option), with each Unit consisting of (i) one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) and (ii) one-third of one redeemable warrant (a “Warrant”), with each whole Warrant entitling the holder to purchase one Class A Ordinary Share. The Units are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and Goldman Sachs & Co. LLC, as representative of the underwriters named in Schedule I thereto. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

New York • Washing DC • London • Frankfurt

Fried, Frank, Harris, Shriver & Jacobson LLP is a Delaware Limited Liability Partnership

Fried, Frank, Harris, Shriver & Jacobson LLP

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) all of the parties to the documents governing the Units and the Warrants are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the parties to the documents governing the Units and the Warrants have the power and authority to (a) execute and deliver the documents governing the Units and the Warrants, (b) perform their obligations thereunder, and (c) consummate the transactions contemplated thereby; (iii) each of the documents governing the Units and the Warrants has been duly authorized, executed and delivered by each of the parties thereto; (iv) each of the documents governing the Units and the Warrants constitute a valid and binding obligation of each of the parties thereto (other than as expressly addressed in the opinions below as to the Company), enforceable against such parties in accordance with their terms; (v) all of the parties to the documents governing the Units and the Warrants will comply with all laws applicable thereto; and (vi) neither the execution and delivery of the documents governing the Units and the Warrants nor the performance of its obligations thereunder, including the issuance and sale of the Units, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. When the Units are issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, each Unit will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. When the Units are issued, delivered and paid for in accordance with the Underwriting Agreement, each Warrant included in the Units will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

We express no opinion as to the validity or binding effect of any provision of any agreement (i) relating to indemnification, contribution or exculpation, (ii) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, or (iii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

The opinions set forth above are subject to the following qualifications (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP